Exhibit 10.4

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is to be effective as of the 6th day of June, 2018, by and between NightFood, Inc. (Company), a New York corporation, with offices located at 520 White Plains Road, Suite 500, Tarrytown, NY 10523 and Sean Folkson (“Consultant”).

For the purposes of this Agreement, either of the above shall be referred to as a “Party” and collectively as the “Parties”.

The Parties hereby agree as follows:

1. EXTENSION OF APPOINTMENT of Sean Folkson. Company hereby agrees to extend term of services for Consultant and Consultant hereby agrees to commit to an extension of his services to Company related to the management and growth of the operations of the company

A.	TERM. The term (“Term”) of this Consulting Agreement shall be for a period of twelve (12) months commencing on July 1, 2018. This contract may continue on a month-to-month basis until terminated by Company or Consultant with a notice of thirty (30) days at the end of the term of this Agreement.

B.	COMPENSATION. The following Compensation terms may not be amended, supplemented, or changed in any way by either party until July 1, 2019. Both Parties have agreed to continue cash compensation for Consultant at $6,000 per month during the Term of this Agreement. In addition, The Parties have agreed to the following bonus structure:

a)	Consultant shall earn 1,000,000 Warrants with a $.50 strike price upon the date of the filing of the quarterly or annual report showing the first $1,000,000 revenue quarter in Company history.
b)	Consultant shall earn 3,000,000 Warrants with a $.50 strike price upon the date of the filing of the quarterly or annual report showing the first $3,000,000 revenue quarter in Company history.
c)	Should the initial quarter with revenue over $1,000,000 also exceed $3,000,000, Consultant shall earn a total of 4,000,000 Warrants with a $.50 strike price upon the date of the filing of the quarterly or annual report reporting said revenue.

Any Warrants earned as part of this agreement shall carry a cashless provision, and exercise must occur within 15 days of the respective quarterly or annual filing, or the Warrants shall expire.

2. ENTIRE AGREEMENT: This agreement supersedes any and all other agreements, either written or oral, between the parties hereto with respect to the services of the Consultant to the Company as it relates to sales and marketing and in no way supersede any other agreements that consultant may have with company pertaining to other matters. All parties to this agreement must sign any modifications to this agreement.

Accepted and agreed to as of this 6th day of June, 2018.

Sean Folkson	Sean Folkson
Chief Executive Officer	Consultant
NightFood, Inc.